Contact: Lisa Winter
Director-Communications
Atkore International
708 225-2453

Atkore International Group Inc. Divests FlexHead and SprinkFLEX Business

Harvey, Illinois, April 2, 2018/BusinessWire/ -- Atkore International Group Inc. (“Atkore”), today announced that it has completed the sale of the assets of FlexHead Industries, Inc. and SprinkFLEX, LLC to Anvil International, LLC.

“We continuously review the viability of all aspects of our business to ensure alignment to our corporate strategy, core product offerings and targeted customer base,” commented John Williamson, President and Chief Executive Officer of Atkore International. “The divestiture of the FlexHead and SprinkFLEX business not only lowers Atkore’s net debt, but also allows us to redirect resources to other strategic opportunities that will help Atkore better serve the needs of our customers, support growth initiatives and make us a stronger company overall.”

The FlexHead and SprinkFLEX businesses manufacture commercial flexible sprinkler head connection products for use in a variety of markets, including for industrial, commercial, cold storage, institutional and clean room applications.

The financial terms of the sale were undisclosed.

About Atkore International Inc.
Atkore International Inc. is a global manufacturer of galvanized steel tubes and pipes, electrical conduit, armored wire and cable, metal framing systems and building components; serving a wide range of construction, electrical, security, and mechanical applications. With 3,600 employees and more than 50 manufacturing and distribution facilities worldwide, Atkore supplies global customers with innovative solutions and quality products. To learn more, please visit www.atkore.com.

###